Exhibit 99

TITAN WHEEL CORPORATION OF ILLINOIS ISSUES SUMMER BONUS TO EMPLOYEES

QUINCY, Ill. -  June 29, 2006 - Titan Wheel Corporation of Illinois, a subsidiary of Titan International, Inc. (NYSE: TWI), issued a summer bonus to its employees today. An average bonus of $1,800 was distributed to each employee, including $200 in $2 bills.
“Dedicated and upstanding people like Titan employees keep America going,” said Maurice Taylor Jr., Titan chairman and CEO. “Our employees work hard at making the best products in the business; they are the foundation of the company.”
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

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